UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2013

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania	18915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2013, Joseph M. Beretta, co-President of Dorman Products, Inc. (the “Company”), notified us that he intends to resign from the Company effective August 30, 2013 to pursue other opportunities. Mr. Beretta entered into a General Release and Waiver Agreement dated July 11, 2013 pursuant to which the Company will pay Mr. Beretta severance payments totaling $450,000 in 39 equal installments during the period beginning on September 2, 2013 and ending eighteen (18) months thereafter. The Company also agreed to pay Mr. Beretta’s COBRA coverage expenses during the first twelve (12) months of the eighteen month severance period. The General Release and Waiver Agreement also contains a release of claims provision. Mr. Beretta has seven (7) days in which to revoke his acceptance of the General Release and Waiver Agreement.

On July 15, 2013, the Company announced that Mathias J. Barton, co-President of the Company, will become President of the Company effective August 30, 2013. Mr. Barton, age 53, joined the Company in November 1999 as Senior Vice President, Chief Financial Officer. Mr. Barton became co-President of the Company in February 2011. Prior to joining the Company, Mr. Barton was Senior Vice President and Chief Financial Officer of Central Sprinkler Corporation, a manufacturer and distributor of automatic fire sprinklers, valves and component parts. From May 1989 to September 1998, Mr. Barton was employed by Rapidforms, Inc., a manufacturer of business forms and other products, most recently as Executive Vice President and Chief Financial Officer. Mr. Barton is a graduate of Temple University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: July 15, 2013	By:	/s/ Matthew Kohnke
		Name:	Matthew Kohnke
		Title:	Chief Financial Officer